Letter to Shareholders 2Q23 The Costanza Family Flower Mound, TX Exhibit 99.2

Opendoor’s vision is to build the most trusted e-commerce platform for residential real estate where home sellers and buyers can transact with simplicity and certainty. We exceeded the high end of our outlook for revenue and Adjusted EBITDA in the second quarter. We’re leveraging the lessons we’ve learned over the past nine years and focusing on what we can control: strengthening our product offering, improving the customer experience, driving cost efficiencies, and enhancing risk management. Our healthy and growing new book of inventory demonstrates our ability to generate positive unit economics in what continues to be an uncertain time in the U.S. housing market. We expect to return to positive contribution margins in 3Q23. We remain committed to deliver at least 100 bps (basis points) of contribution margin improvement by 2024, increasing our annual target range to 5% to 7%, with a goal of eventually returning to positive Adjusted Net Income. Selling and buying a home is one of life’s most important transactions. For many, it is the largest financial commitment they’ll make. It takes far more effort than the swipe of a credit card: it is complex, requires a high degree of trust, and stirs many emotions. A new home can symbolize new beginnings and possibilities, but it can also come at a time when our customers are most vulnerable. Regardless of the macro environment, life – and home transactions – continue. We are committed to being the first and most trusted place people look to when considering a move. As we reinvent the home selling and buying experience, we have to deeply understand the mechanics of the traditional offline process, and also the macroeconomic factors that always play a role in our business. When a customer is making the important decision to sell or buy their home, being a reliable option regardless of how the market is behaving is paramount. We have had to internalize the many pain points inherent in the traditional selling process and build unique expertise in pricing, portfolio management, product innovation and operations. From that, we have built a product that people love, letting them transact with simplicity and certainty. For both sellers and buyers, demand has proven resilient over our nine years in business as we’ve grown to become one of the largest home sellers and buyers in the country. We see that in our growing customer base, strong Net Promoter Scores, and our customer testimonials. We remain focused on making investments in durable growth levers, and in our pricing and operations platforms that will benefit us for years to come. As we’ve always done, we are leading with the customer experience as we innovate, build, and adapt Opendoor to be an all-weather product and the best option for the millions of people who want to sell or buy a home. Carrie Wheeler, CEO 2 A Note from Carrie

Kathy and Jim Thousand Sold: Cape Coral, FL 3 I wasn’t expecting to have my hand held along the way but the exact opposite was true. I felt like I was more cared for [with Opendoor]. – Kathy Thousand Kathy and Jim Thousand set their sights on a new construction home in the Babcock Ranch community, located in Southwest Florida. They had been through the new-build process before and knew that selling their existing home and moving into a rental property, while a new home was being built would be less than ideal. They wanted to find a simpler solution this time around. Having discovered Opendoor in a builder packet at Babcock Ranch, they were eager to learn more about the process and requested a preliminary offer on their home. With a finalized Opendoor offer in hand, Kathy and Jim were able to begin the mortgage pre-approval process with a builder at the community. The Thousands found a simpler solution with Opendoor. They took advantage of the same day closing, allowing them to continue to live in their existing home until the new one was completed – avoiding double-moves and double-mortgages. When the unexpected happened and Hurricane Ian devastated the area last fall, in the midst of a stressful period, Kathy appreciated the personalized support and prompt communication provided by her experience partner Chloe Sinohui. Opendoor quickly deployed a home inspector to examine their home and when it was determined that no damage was done by the hurricane, the Thousands were thrilled to learn that there would be no change to their Opendoor offer and closing would still accommodate the timeline for completion on their new home. In Kathy’s words, there were “no worries, no trouble, no extra fees – it was almost too good to be true.” When asked what her favorite part of the experience was, Kathy had this to say about Opendoor: “My favorite part of the process was working with the people at Opendoor, from start to finish.”

ENABLING MORE SELLERS TO CHOOSE OPENDOOR We are focused on expanding and optimizing our customer acquisition channels so we can re-engage with registered sellers and reach new potential customers across all market conditions in the most efficient way possible. Only around 1% of the approximately $1.9 trillion of U.S. residential real estate transactions are conducted online today despite the fact that the traditional process remains complex, uncertain, and broken. We know that customers value the certainty and convenience of Opendoor. By increasing awareness, growing our registered customer base, and expanding our buybox, we have demonstrated market share gains. The markets we launched prior to 2018, our longest tenure markets, achieved 3.8% market share by 2022. Within those markets, 39% of the homeowners in our buybox have come to us and entered their address and home details. In comparison, our 23 markets launched in 2021 had just 0.7% market share in 2022 and 20% of the homeowners in our buybox had come to us. As our markets mature and the housing market stabilizes, the potential for organic market share growth from our existing markets should provide meaningful tailwinds. A continued source of growth is re-engagement with our base of registered sellers - individuals who have received an offer from Opendoor but have not yet sold their home. In the last nine years, we have sent millions of offers. Although some sellers are not immediately ready to act when they request an offer, we treat everyone as a potential seller. Our base of registered sellers gives us a way to proactively stay engaged with de minimis incremental cost until they do decide to sell their homes. Over the past two years, we have substantially improved our re-engagement strategies. Three-quarters of our acquisition contracts in 2Q23 were from sellers who did not act on their initial offer but subsequently acted on a refreshed offer. We believe that the power of our cash offer and the ability to grow our registered customer base – so that we are there when they are ready to sell – will continue to be an important source of acquisition growth. Lorem ipsum: Graph 4 Business Highlights

Business Highlights

We have expanded our customer acquisition channels, allowing us to optimize between fixed and variable cost customer acquisition channels. Given above-average spreads our conversion is lower, creating higher customer acquisition costs for our direct-to-consumer paid marketing channels. As such, since the beginning of 2023 we have focused on expanding our partnership channels with homebuilders, agents, and online real estate platforms. Given their fixed customer acquisition cost profiles, these channels are highly efficient and represent durable, long-term partnerships for us. For our partners, Opendoor provides a differentiated and scaled offering for sellers that we alone can provide.

In 2Q23, our partnership channels represented 40% of total acquisition contracts (with direct-to-consumer providing the other 60%). Notably, acquisition contracts from our partnership channels saw 78% sequential growth in 2Q23. In April, we deepened our Agent Access program with agent incentives and expanded our agent referral program. We have national partnerships with the three largest online real estate platforms – Zillow, Redfin and Realtor.com – which collectively reach millions of unique monthly visitors. At the end of 2Q23, our exclusive partnership with Zillow was live in 25 markets and continuing to ramp.

Given the current environment, we are prioritizing our marketing investment on spend efficiency as well as sustaining brand awareness. Despite an 80% reduction in marketing spend in 2Q23 versus prior year, our aided brand awareness was consistent thanks to effective creative campaigns and brand media strategies. Moreover, building on our cost-efficient, high-impact consumer influencer program, in 2Q23 we expanded efforts to foster greater awareness and connections with our agent audience.

We remain committed to delivering the products that are best suited to each customer's needs, whether that is buying directly or connecting sellers and buyers through our marketplace product, Exclusives. During this period of lower market volumes, we continue to learn, iterate, and refine the customer and product experience for Exclusives in Plano, Texas and surrounding cities.

Acquisition Contracts from Partnership Channels in 2Q23

40%

Sequential Growth in Acquisition Contracts from Partnership Channels in 2Q23

78%

Historical Market Share and Address Entry Penetration by Market Launch Cohort



39%
31%
3.8%
23%
20%
2.2%
1.6%
0.7%
2021 cohort
2019 cohort
2018 cohort
Pre-2018 cohort
Market Share
Address Entry Pentetration

5

DRIVE OPERATIONAL EXCELLENCE ACROSS OUR DELIVERY PLATFORM Our team, guided by the core value of “bps for breakfast,” is laser-focused on improving the competitiveness of our offers so we can serve more customers. In order to durably reduce spread to customers and still achieve our target contribution margin, we’re targeting investments that reduce our cost structure and maximize operational efficiency across our delivery platform. Our spread is reflective of multiple factors: our contribution margin target, direct costs, home valuation, and home price appreciation over a holding period. With the exception of home price appreciation, those inputs are within our control. We are driving down spread by leveraging technology and data intelligence to improve our pricing model, resale performance, hold times, and labor efficiency. Core elements of our pricing platform and financial performance include understanding home-level condition and valuation. Ever since we bought our first home, we have worked to identify and remove the homes that may underperform at resale, which in turn lets us reduce spreads for all customers. A key input to identifying these homes is capturing accurate home condition data at the time of acquisition in order to forecast home value. We have invested in computer vision and AI-based condition modeling to improve the accuracy of our pricing models. One component of that has been iterating on our “human-in-the-loop” interior assessments which gives us structured data that feed into our acquisition pricing systems to improve home-level pricing and are inputs into our risk management framework. We continue to utilize technology to improve our end-to-end transaction platform and tooling, which drives shorter hold times, reduces our cost structure, and improves resale outcomes. Automating and improving our listings data, inventory status management, and disclosures all serve to accelerate the resale process and minimize the cost of resale negotiations. The home visit intelligence that our operators and agents collect is instantly passed to our AI-based models which results in actionable insights to improve resale outcomes. 6 Expected Margin Improvement in 2024 via Increased Efficiencies Business Highlights >100 bps

Today, we are deploying an AI-first playbook we have honed over the last nine years to transform the customer experience and expect to realize additional margin over time. We are working on a host of initiatives in machine and deep learning as well as generative AI to improve our labor efficiency. Examples include: AI-based transaction and document processing, multi-modal intelligence to manage and monitor homes, and solutions to turn utilities off and on in locations that require human management. Our team is leveraging the power of large language models (LLMs) to redesign our customer experience by offering a more personalized approach using natural language. 7 Business Highlights List with Certainty

Financial Highlights

Our second quarter results reflect progress in selling through our longest-held homes while continuing to build into a new book of healthy inventory. We remain focused on delivering healthy, risk-adjusted contribution margins and preserving capital through disciplined cost management.

GROWTH

In the second quarter, we delivered $2.0 billion of revenue, exceeding the high end of our revenue guidance by 7%. By quarter end, 99% of our Q2 cohort[1] was sold or under resale contract, of which only 1% was under resale contract. As expected, volumes declined sequentially by 35% from 1Q23 given the run-off of the old book.

Given the uncertainty in the housing market, we have been operating with elevated spreads since June of last year. While critical from a risk management perspective, higher spreads impact volumes. We purchased 2,680 homes in 2Q23, which is 81% lower than 2Q22. We reduced spreads between 1Q23 and 2Q23 to reflect pricing model improvements related to home condition, reduced holding and selling costs due to shorter expected holding times, and an improvement in our view of home prices in the back half of 2023. Even though spreads are still elevated, the reduction translated through to a 53% increase in acquisition volumes between 1Q23 and 2Q23, despite a 43% reduction in paid marketing and overall lower market new listing volumes during the same period.

We plan to continue to operate with elevated spreads and for acquisition volumes to pace at roughly 3,000 homes per quarter through the end of the year. Our expanded partnership channels should mitigate typical seasonal market volume declines in the second half of the year. In the fourth quarter, we expect to be able to reduce spreads due to typical home price seasonality, which would accelerate acquisitions in the first quarter of 2024, coinciding with improving market volumes. This will allow us to increase cost-effective investments in paid marketing. These factors, combined with the accruing benefits of our partnership channels, will drive higher volumes and ultimately allow us to rescale the business.

Revenue

$2.0 billion


$4.2
$3.4
$2.9
$3.1
$2.0
2Q22
3Q22
4Q22
1Q23
2Q23

Homes Sold

5,383


10,482
8,520
7,512
8,274
5,383
2Q22
3Q22
4Q22
1Q23
2Q23

1. Homes we made offers on between March and June of 2022.

8

Financial Highlights

UNIT ECONOMICS

	2Q23		
(Dollars in millions)	Old Book (Q2 Cohort and prior)	New Book (Post-Q2 Cohort)	Total
Homes Sold in Period	3,081	2,302	5,383
Revenue	$1,199	$777	$1,976
Gross Profit / Margin	$37 / 3.1%	$112 / 14.4%	$149 / 7.5%
Adjusted Gross (Loss) Profit / Margin	$(107) / (8.9)%	$114 / 14.7%	$7 / 0.4%
Contribution (Loss) Profit / Margin	$(172) / (14.3)%	$82 / 10.6%	$(90) / (4.6)%

GAAP Gross Profit was $149 million in 2Q23, versus $486 million in 2Q22 and $170 million in 1Q23. Adjusted Gross Profit (Loss), which aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the home is sold, was $7 million in 2Q23, versus $556 million in 2Q22 and $(102) million in 1Q23.

In 2Q23, the old book of inventory represented 57% of our resale mix, which resulted in negative contribution profit and margins. Contribution Profit (Loss), which accounts for the direct selling and holding costs incurred on the homes sold during the quarter, was $(90) million in the second quarter, versus $422 million in 2Q22 and $(241) million in 1Q23. Contribution Margin was (4.6)%, versus 10.1% in 2Q22 and (7.7)% in 1Q23. We have reached an inflection point and expect the resale mix to shift to be a majority new book in 3Q23 resulting in us returning to positive Contribution Margin.

Our new book of homes continues to show strong margin performance, with homes sold generating gross margins of 14.4% and contribution margins of 10.6% in the second quarter. The outperformance was primarily driven by higher than expected home price appreciation in the first half of the year, which translated to higher realized margins on the new book. We regularly update our short-term home price forecasts with the latest market data, allowing us to reduce spreads on more recent acquisition cohorts while maintaining our revised annual contribution margin target.

2Q23 Post-Q2 Cohort Contribution Margin

10.6%

9

NET LOSS AND ADJUSTED EBITDA GAAP Net Income (Loss) was $23 million in 2Q23 versus $(54) million in 2Q22 and $(101) million in 1Q23. Adjusted Net Income (Loss) was $(197) million versus $122 million in 2Q22 and $(409) million in 1Q23. As a reminder, Adjusted Net Loss aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded, which is the primary difference between these two metrics for the quarter. Inclusive of our previously recorded inventory valuation adjustments of $(156) million, Adjusted EBITDA was $(168) million in 2Q23 which was better than the top end of our guidance range of $(180) million, and compares to $218 million in 2Q22 and $(341) million in 1Q23. We began reducing our marketing spend, operational capacity, and fixed expenses in the second half of last year. Adjusted Operating Expenses, which we define as the delta between Contribution Profit (Loss) and Adjusted EBITDA, was $78 million in 2Q23, down 62% from $204 million in 2Q22. 10 Financial Highlights (Dollars in millions) 2Q23 2Q22 1Q23 GAAP Net Income (Loss) $23 $(54) $(101) Adjusted Net Income (Loss) $(197) $122 $(409) Adjusted EBITDA $(168) $218 $(341) Adjusted EBITDA Margin (8.5)% 5.2% (10.9)% GAAP Operating Expenses $217 $454 $294 Adjusted Operating Expenses $78 $204 $100 Adjusted Operating Expenses $78 million $144 $204 $189 $78 $100 2Q22 3Q22 4Q22 1Q23 2Q23

Financial Highlights

INVENTORY

	As of June 30, 2023		
(Dollars in millions)	**Old Book (Q2 Cohort and prior)**	**New Book (Post-Q2 Cohort)**	**Total**
Real Estate Inventory	$295	$899	$1,194
Inventory Valuation Adjustments	$(41)	$(4)	$(45)
Real Estate Inventory, Net	$254	$895	$1,149
Inventory Valuation Adjustments as a % of Inventory	13.9%	0.4%	3.8%

Days on Market


41%
59%
76%
24%
1Q23
2Q23
< 120 Days on Market
120+ Days on Market

We ended the quarter with $1.1 billion in net inventory, representing 3,558 homes, which was down 83% from 2Q22 and down 46% from 1Q23. Given the focused selldown of aged inventory, approximately 22% of the inventory balance as of quarter end is from the old book, which is down from 66% at the end of 1Q23.

In 2Q23, we sold $1.8 billion of inventory held as of 1Q23, including inventory that carried a total of $156 million of inventory valuation adjustments. The homes sold through in 2Q23 realized a net gain as compared to their 1Q23 inventory valuation adjustments, while some of the homes remaining in inventory at 2Q23 recorded incremental valuation adjustments, resulting in a net incremental loss of $2 million. Our new book inventory valuation adjustments represent 0.4% of inventory, which is consistent with our historical experience. We ended the quarter with $45 million of inventory valuation adjustments against our inventory balance of $1.2 billion. We believe that this adjustment is an appropriate reflection of future losses we may realize on these homes. As homes with losses are sold, this adjustment will unwind in future quarters alongside homes that we expect will generate realized gains.

As of June 30, 2023, 24% of our homes had been listed on the market for more than 120 days versus 16% for the broader market - adjusted for our buybox. As a result of our efforts to sell down the old book, we have seen an improvement in this metric from March 31, 2023, when 59% of our portfolio had been listed on the market for more than 120 days. For the new book of inventory, only 9% of our homes had been listed on the market for more than 120 days as of June 30, 2023.

11

Financial Highlights OTHER BALANCE SHEET ITEMS We ended 2Q23 with $1.6 billion in capital, which includes $1.2 billion in unrestricted cash and marketable securities and $269 million of equity invested in homes and related assets, net of inventory valuation adjustments. This compares to $1.8 billion in capital as of the end of 1Q23, which included $1.3 billion in unrestricted cash and marketable securities and $459 million of equity invested in homes and related assets, net of inventory valuation adjustments. The decrease in capital is primarily driven by the use of $169 million in unrestricted cash to repurchase $279 million of our outstanding 2026 convertible notes at a substantial discount during the quarter, reducing future debt obligations. As shown below, total shareholders’ equity increased by $50 million in the quarter to $1.1 billion as of June 30, 2023. The Adjusted EBITDA loss and net interest expenses incurred were offset by the release of inventory valuation adjustments on the homes sold in the quarter as well as the gain from the convertible note buyback. 12 2Q23 Total Capital $1.6 billion 2Q23 Cash, Cash Equivalents, and Marketable Securities $1.2 billion 2Q23 Equity Invested in Homes $269 million 2. Consists of $104 million gain on extinguishment of 2026 convertible senior notes and $(9) million in other, which is mostly comprised of stock-based compensation expense capitalized for internally developed software, restructuring expense, and depreciation and amortization.

Financial Highlights 13 At quarter-end, we had $10.1 billion in non-recourse, asset-backed borrowing capacity, comprising $5.4 billion of senior revolving credit facilities, and $4.7 billion of senior and mezzanine term debt facilities - of which total committed borrowing capacity was $4.3 billion. During the quarter, we wound down the last of our two Q2 Offer Cohort financing facilities, which was earlier than anticipated given the substantial progress in selling through these homes. GUIDANCE We expect the following results for the third quarter of 2023: ● Revenue is expected to be between $950 million and $1.0 billion ● Adjusted EBITDA3 is expected to be between $(60) and $(70) million ● Stock-based compensation expense is expected to be approximately $35 million ● Adjusted operating expenses3 are expected to be approximately $100 million 3. Opendoor has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) nor forecasted Adjusted operating expenses to forecasted GAAP operating expenses within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment, equity securities fair value adjustment, and holding costs attributable to homes expected to be sold in 3Q23. These items, which could materially affect the computations of forward-looking GAAP net income (loss) and GAAP operating expenses, are inherently uncertain and depend on various factors, including market-related assumptions that are outside of the Company’s control. 3Q23 Revenue Guidance $950 million to $1.0 billion 3Q23 Adjusted EBITDA Guidance $(60) to $(70) million

14 Financial Highlights With a healthy inventory mix, more typical holding periods and early benefits from the investments we are making in our pricing and operating platforms, we expect to deliver positive contribution margin in 3Q23 and perform within our 5% to 7% contribution margin target by 4Q23. In the first half of the year, home prices performed better than expected on the back of historically low listing volumes that were approximately half the levels of 2014 to 2019. Against this backdrop of constrained supply, market clearance is at historically healthy levels, with approximately 3% of listed homes going into pending status per day in 2Q23 compared to typical second quarter clearance of 1% to 2% observed in 2016 to 2020. However, there continues to be uncertainty in how housing performs for the remainder of the year given persistently low supply, the prospect of additional Fed rate action and recession risk. We continue to expect modest month-over-month home price depreciation in the second half of the year. Looking forward, we will continue to actively monitor leading indicators and adjust spreads accordingly as the housing market stabilizes and we have greater certainty on home pricing and seller demand. We are managing our business to return to positive Adjusted Net Income, which is our best proxy for operating cash flow, at steady state annual revenue of $10 billion. CONCLUSION We remain steadfast in our mission to power life’s progress, one move at a time. The actions we are taking today will allow us to emerge from this cycle more resilient and positioned for market leadership. There is still much to do and we are heads-down as we continue to build a generational company that will transform home transactions for many years to come.

15Raleigh-Durham, NC Carrie Wheeler, CEO Christy Schwartz, Interim CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on August 3, 2023 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. August 8, 2023 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ Opendoor/ OpendoorHQ Company / Opendoor-com investor.opendoor.com

17 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of Section 27A the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including, without limitation, statements regarding: current and future health and stability of the real estate housing market and general economy; volatility of mortgage interest rates and expectations regarding the future shifts in behavior by consumers and partners; the health and status of our financial condition; anticipated future results of operations or financial performance, priorities of the Company to achieve future financial and business goals; our ability to continue to effectively navigate the markets in which it operates; anticipated future and ongoing impacts and benefits of acquisitions, partnership channel expansions, product innovations and other business decisions; health of our balance sheet to weather ongoing market transitions and any expectation to quickly re-scale in the future upon market stabilization; the Company’s ability to adopt an effective approach to manage economic and industry risk, as well as inventory health; our expectations with respect to the future success of our partnerships and our ability to drive significant growth in sales volumes through such partnerships; business strategy and plans, including any plans to expand into additional markets, market opportunity and expansion and objectives of management for future operations, including statements regarding the benefits and timing of the roll out of new markets, products or technology; and the expected diversification of funding sources. Forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “vision”, “will”, or “would”, any negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. The factors that could cause or contribute to actual future events to differ materially from the forward-looking statements in this shareholder letter include but are not limited to: the current and future health and stability of the economy, financial conditions and the residential housing market, including any extended downturns or slowdowns; changes in general economic and financial conditions (including federal monetary policy, interest rates, inflation, actual or anticipated recession, home price fluctuations, and housing inventory) that may reduce demand for our products and services, lower our profitability or reduce our access to future financings; our real estate assets and increased competition in the U.S. residential real estate industry; ability to operate and grow our core business products, including the ability to obtain sufficient financing and resell purchased homes; investment of resources to pursue strategies and develop new products and services that may not prove effective or that are not attractive to customers and real estate partners or that do not allow us to compete successfully; our ability to acquire and resell homes profitably; our ability to grow market share in our existing markets or any new markets we may enter; our ability to manage our growth effectively; our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth; our ability to maintain and enhance our products and brand, and to attract customers; our ability to manage, develop and refine our technology platform, including our automated pricing and valuation technology; ability to comply with multiple listing service rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; ability to obtain or maintain licenses and permits to support our current and future business operations; any future impact of the ongoing COVID-19 pandemic (including future variants) or other public health crises on our ability to operate, demand for our products or services, or general economic conditions; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; our success in retaining or recruiting, or changes required in, our officers, key employees and/or directors; the impact of the regulatory environment within our industry and complexities with compliance related to such environment; changes in laws or government regulation affecting our business; and the impact of pending or any future litigation or regulatory actions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2023, as updated by our periodic reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward- looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 18 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit (Loss), Contribution (Loss) Profit, Adjusted Net (Loss) Income, Adjusted EBITDA, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit (Loss) and Contribution (Loss) Profit To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit (Loss) and Contribution (Loss) Profit, which are non-GAAP financial measures. We believe that Adjusted Gross Profit (Loss) and Contribution (Loss) Profit are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution (Loss) Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Adjusted Gross Profit (Loss) and Contribution (Loss) Profit are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross (loss) profit. 19 Definitions

Adjusted Gross Profit (Loss) / Margin We calculate Adjusted Gross Profit (Loss) as gross profit (loss) under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit (Loss) helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution (Loss) Profit / Margin We calculate Contribution (Loss) Profit as Adjusted Gross Profit (Loss), minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution (Loss) Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution (Loss) Profit helps management assess inflows and outflows directly associated with a specific resale cohort. 20 Definitions

21 Adjusted Net (Loss) Income and Adjusted EBITDA We also present Adjusted Net (Loss) Income and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non- recurring, non-cash, not directly related to our revenue-generating operations, not aligned to related revenue, or not reflective of ongoing operating results that vary in frequency and amount. Adjusted Net (Loss) Income and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net income (loss). We calculate Adjusted Net (Loss) Income as GAAP net income (loss) adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, and intangibles amortization expense. It excludes expenses that are not directly related to our revenue-generating operations such as restructuring, gain on lease termination, and legal contingency accruals. It excludes (gain) loss on extinguishment of debt as these expenses were incurred as a result of decisions made by management to repay portions of our outstanding credit facilities early; these expenses are not reflective of ongoing operating results and vary in frequency and amount. It also excludes non-recurring goodwill impairment. Adjusted Net (Loss) Income also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net (Loss) Income does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net (Loss) Income adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Definitions

22 Adjusted Operating Expense We also present Adjusted Operating Expense, which is a non-GAAP financial measure that bridges the difference between Contribution Profit and Adjusted EBITDA. We believe this measure provides investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to contribution profit and certain charges that are non-recurring, non-cash, or not directly related to our revenue-generating operations are removed. Adjusted Operating Expense is a supplemental measure of our operating expenditures and has important limitations. For example, this measure excludes the impact of certain costs required to be recorded under GAAP. This measure removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to contribution margin. This measure could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of this measure to the most directly comparable GAAP financial measure, which is operating expenses. We calculate Adjusted Operating Expense as GAAP operating expense adjusted to exclude direct selling costs and holding costs included in determining Contribution Profit. It excludes non-recurring goodwill impairment. The measure also excludes non-cash expenses of stock-based compensation, depreciation and amortization, and intangibles amortization. It also excludes expenses that are not directly related to our revenue-generating operations such as restructuring charges and legal contingency accruals. Definitions

OPENDOOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are presented in thousands, and per share amounts)
(Unaudited)

	Three Months Ended					Six Months Ended June 30,	
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	2023	2022
REVENUE	$ 1,976	$ 3,120	$ 2,857	$ 3,361	$ 4,198	$ 5,096	$ 9,349
COST OF REVENUE	1,827	2,950	2,786	3,786	3,712	4,777	8,328
GROSS PROFIT (LOSS)	149	170	71	(425)	486	319	1,021
OPERATING EXPENSES:							
Sales, marketing and operations	124	188	194	260	276	312	552
General and administrative	44	66	23	85	137	110	238
Technology and development	39	40	48	40	41	79	81
Goodwill Impairment	—	—	60	—	—	—	—
Restructuring	10	—	17	—	—	10	—
Total operating expenses	217	294	342	385	454	511	871
(LOSS) INCOME FROM OPERATIONS	(68)	(124)	(271)	(810)	32	(192)	150
GAIN (LOSS) ON EXTINGUISHMENT OF DEBT	104	78	(25)	—	—	182	—
INTEREST EXPENSE	(53)	(74)	(113)	(115)	(89)	(127)	(157)
OTHER INCOME (LOSS) – Net	41	19	10	(2)	4	60	(18)
INCOME (LOSS) BEFORE INCOME TAXES	24	(101)	(399)	(927)	(53)	(77)	(25)
INCOME TAX EXPENSE	(1)	—	—	(1)	(1)	(1)	(1)
NET INCOME (LOSS)	$ 23	$ (101)	$ (399)	$ (928)	$ (54)	$ (78)	$ (26)
Net income (loss) per share attributable to common shareholders:							
Basic	$ 0.04	$ (0.16)	$ (0.63)	$ (1.47)	$ (0.09)	$ (0.12)	$ (0.04)
Diluted	$ 0.03	$ (0.16)	$ (0.63)	$ (1.47)	$ (0.09)	$ (0.12)	$ (0.04)
Weighted-average shares outstanding:							
Basic	646,062	641,916	634,595	629,535	624,958	646,750	622,064
Diluted	667,159	641,916	634,595	629,535	624,958	646,750	622,064

23

24 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) June 30, 2023 December 31, 2022 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 1,120 $ 1,137 Restricted cash 1,684 654 Marketable securities 90 144 Escrow receivable 13 30 Real estate inventory, net 1,149 4,460 Other current assets ($0 and $1 carried at fair value) 37 41 Total current assets 4,093 6,466 PROPERTY AND EQUIPMENT – Net 62 58 RIGHT OF USE ASSETS 28 41 GOODWILL 4 4 INTANGIBLES – Net 9 12 OTHER ASSETS 27 27 TOTAL ASSETS $ 4,223 $ 6,608 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 65 $ 110 Non-recourse asset-backed debt - current portion 15 1,376 Interest payable 1 12 Lease liabilities - current portion 7 7 Total current liabilities 88 1,505 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 2,527 3,020 CONVERTIBLE SENIOR NOTES 501 959 LEASE LIABILITIES – Net of current portion 21 38 Total liabilities 3,137 5,522 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 657,337,566 and 637,387,025 shares issued, respectively; 657,337,566 and 637,387,025 shares — — Additional paid-in capital 4,224 4,148 Accumulated deficit (3,136) (3,058) Accumulated other comprehensive loss (2) (4) Total shareholders’ equity 1,086 1,086 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 4,223 $ 6,608

25 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Six Months Ended June 30, 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (78) $ (26) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash provided by operating activities: Depreciation and amortization  39 38 Amortization of right of use asset 4 4 Stock-based compensation 63 126 Gain on settlement of lease liabilities (1) — Inventory valuation adjustment 37 90 Change in fair value of equity securities (7) 25 Net fair value adjustments and loss on sale of mortgage loans held for sale — (1) Origination of mortgage loans held for sale — (108) Proceeds from sale and principal collections of mortgage loans held for sale 1 106 (Gain) loss on extinguishment of debt (182) — Changes in operating assets and liabilities: Escrow receivable 17 28 Real estate inventory 3,259 (622) Other assets (3) (80) Accounts payable and other accrued liabilities (31) 79 Interest payable (10) — Lease liabilities (6) (2) Net cash provided by (used in) operating activities 3,102 (343) CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (17) (20) Purchase of marketable securities — (28) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 61 250 Purchase of non-marketable equity securities — (25) Proceeds from sale of non-marketable equity securities 1 3 Capital returns of non-marketable equity securities — 3 Net cash provided by investing activities 45 183 CASH FLOWS FROM FINANCING ACTIVITIES: Repurchase of convertible senior notes (270) — Proceeds from exercise of stock options 2 3 Proceeds from issuance of common stock for ESPP 1 — Proceeds from non-recourse asset-backed debt 236 6,608 Principal payments on non-recourse asset-backed debt (2,099) (6,162) Proceeds from other secured borrowings — 105 Principal payments on other secured borrowings — (100) Payment of loan origination fees and debt issuance costs — (18) Payment for early extinguishment of debt (4) — Net cash (used in) provided by financing activities (2,134) 436 NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 1,013 276 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 1,791 2,578 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 2,804 $ 2,854 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 126 $ 145 DISCLOSURES OF NONCASH ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 10 $ 8 RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 1,120 $ 2,239 Restricted cash 1,684 615 Cash, cash equivalents, and restricted cash $ 2,804 $ 2,854

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT (LOSS) AND CONTRIBUTION (LOSS) PROFIT TO OUR GROSS PROFIT (LOSS)
(Unaudited)

(in millions, except percentages and homes sold, or as noted)	Three Months Ended					Six Months Ended June 30,	
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	2023	2022
Gross profit (loss) (GAAP)	**$ 149**	**$ 170**	**$ 71**	**$ (425)**	**$ 486**	**$ 319**	**$ 1,021**
Gross Margin	7.5 %	5.4 %	2.5 %	(12.6)%	11.6 %	6.3 %	10.9 %
Adjustments:							
Inventory valuation adjustment – Current Period[1][2]	14	23	73	573	82	18	85
Inventory valuation adjustment – Prior Periods[1][3]	(156)	(295)	(236)	(38)	(12)	(432)	(38)
Adjusted Gross Profit (Loss)	**$ 7**	**$ (102)**	**$ (92)**	**$ 110**	**$ 556**	**$ (95)**	**$ 1,068**
Adjusted Gross Margin	0.4 %	(3.3)%	(3.2)%	3.3 %	13.2 %	(1.9)%	11.4 %
Adjustments:							
Direct selling costs[4]	(58)	(85)	(78)	(100)	(100)	(143)	(236)
Holding costs on sales – Current Period[5][6]	(6)	(13)	(10)	(14)	(11)	(31)	(42)
Holding costs on sales – Prior	(33)	(41)	(27)	(18)	(23)	(62)	(36)
Contribution (Loss) Profit	**$ (90)**	**$ (241)**	**$ (207)**	**$ (22)**	**$ 422**	**$ (331)**	**$ 754**
Homes sold in period	5,383	8,274	7,512	8,520	10,482	13,657	23,151
Contribution (Loss) Profit per Home Sold (in thousands)	**$ (17)**	**$ (29)**	**$ (28)**	**$ (3)**	**$ 40**	**$ (24)**	**$ 33**
Contribution Margin	(4.6)%	(7.7)%	(7.2)%	(0.7)%	10.1 %	(6.5)%	8.1 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

26

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET (LOSS) INCOME AND ADJUSTED EBITDA TO OUR NET INCOME (LOSS)
(Unaudited)

(in millions, except percentages)	Three Months Ended June 30, 2023	Three Months Ended March 31, 2023	Three Months Ended December 31, 2022	Three Months Ended September 30, 2022	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Net income (loss) (GAAP)	**$ 23**	**$ (101)**	**$ (399)**	**$ (928)**	**$ (54)**	**$ (78)**	**$ (26)**
Adjustments:							
Stock-based compensation	21	42	(7)	52	59	63	126
Equity securities fair value adjustment[1]	(6)	(1)	(1)	11	3	(7)	25
Intangibles amortization expense[2]	1	2	2	2	3	3	5
Inventory valuation adjustment – Current Period[3][4]	14	23	73	573	82	18	85
Inventory valuation adjustment — Prior Periods[3][5]	(156)	(295)	(236)	(38)	(12)	(432)	(38)
Restructuring[6]	10	—	17	—	—	10	—
(Gain) loss on extinguishment of debt	(104)	(78)	25	—	—	(182)	—
Gain on lease termination	(1)	—	—	—	—	(1)	—
Goodwill impairment	—	—	60	—	—	—	—
Legal contingency accrual and related expenses	—	—	1	—	42	—	45
Other[7]	1	(1)	(2)	—	(1)	—	(1)
Adjusted Net (Loss) Income	**$ (197)**	**$ (409)**	**$ (467)**	**$ (328)**	**$ 122**	**$ (606)**	**$ 221**
Adjustments:							
Depreciation and amortization, excluding amortization of intangibles	9	12	12	8	12	21	21
Property financing[8]	44	60	93	102	76	104	134
Other interest expense[9]	9	14	20	13	13	23	23
Interest income[10]	(34)	(18)	(9)	(7)	(6)	(52)	(6)
Income tax expense	1	—	—	1	1	1	1
Adjusted EBITDA	**$ (168)**	**$ (341)**	**$ (351)**	**$ (211)**	**$ 218**	**$ (509)**	**$ 394**
Adjusted EBITDA Margin	(8.5)%	(10.9)%	(12.3)%	(6.3)%	5.2 %	(10.0)%	4.2 %

(1) Represents the gains and losses on certain financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(4) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(6) Restructuring costs consist primarily of severance and employee termination benefits, relocation packages and bonuses as well as costs related to the exiting of certain non-cancelable leases.

(7) Includes primarily sublease income and income from equity method investments.

(8) Includes interest expense on our non-recourse asset-backed debt facilities.

(9) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, interest expense related to the 2026 convertible senior notes outstanding, and interest expense on other secured borrowings.

(10) Consists mainly of interest earned on cash, cash equivalents, restricted cash, and marketable securities.

27

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT AND CONTRIBUTION PROFIT TO OUR NET (LOSS) INCOME BY COHORT
(Unaudited)

	Three Months Ended June 30, 2023		
(in millions, except percentages)	**Old Book: Q2 2022 Cohort and Prior [8]**	**New Book: Post Q2 2022 Cohort [8]**	**Total**
Revenue (GAAP)	**$ 1,199**	**$ 777**	**$ 1,976**
Cost of Revenue	1,162	665	1,827
Gross profit (GAAP)	**$ 37**	**$ 112**	**$ 149**
Gross Margin	3.1 %	14.4 %	7.5 %
Adjustments:			
Inventory valuation adjustment – Current Period[1][2]	10	4	14
Inventory valuation adjustment — Prior Periods[1][3]	(154)	(2)	(156)
Adjusted Gross (Loss) Profit	**$ (107)**	**$ 114**	**$ 7**
Adjusted Gross Margin	(8.9)%	14.7 %	0.4 %
Adjustments:			
Direct selling costs[4]	(34)	(24)	(58)
Holding costs on sales – Current Period[5][6]	(3)	(3)	(6)
Holding costs on sales – Prior Periods[5][7]	(28)	(5)	(33)
Contribution (Loss) Profit	**$ (172)**	**$ 82**	**$ (90)**
Contribution Margin	(14.3)%	10.6 %	(4.6)%

[1] Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

[2] Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

[3] Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

[4] Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

[5] Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

[6] Represents holding costs incurred in the period presented on homes sold in the period presented.

[7] Represents holding costs incurred in prior periods on homes sold in the period presented.

[8] Old Book: Q2 2022 Cohort and Prior refers to offers prior to July 2022. New book: Post Q2 2022 Cohort includes offers made in July 2022 and after.

28

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED OPERATING EXPENSES
TO OUR OPERATING EXPENSES
(Unaudited)

(in millions, except percentages)	Three Months Ended June 30, 2023	March 31, 2023	December 31, 2022	September 30,	June 30, 2022
Operating Expenses (GAAP)	**$ 217**	**$ 294**	**$ 342**	**$ 385**	**$ 454**
Adjustments:					
Direct Selling Costs[1]	(58)	(85)	(78)	(100)	(100)
Holding costs included in contribution profit[2]	(39)	(54)	(37)	(32)	(34)
Stock-based compensation	(21)	(42)	7	(52)	(59)
Intangibles amortization expense[3]	(1)	(2)	(2)	(2)	(3)
Restructuring	(10)	—	(17)	—	—
Gain on lease termination	1	—	—	—	—
Goodwill impairment	—	—	(60)	—	—
Legal contingency accrual	—	—	(1)	—	(42)
Depreciation and amortization, excluding amortization of intangibles	(9)	(12)	(12)	(8)	(12)
Other	(2)	1	2	(2)	—
Total Adjusted Operating Expenses	**$ 78**	**$ 100**	**$ 144**	**$ 189**	**$ 204**

(1) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(2) Represents holding costs incurred in the period presented on homes sold in the period presented, as well as holding costs incurred in prior periods on homes sold in the period presented. Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(3) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

29

Appendix 30

Appendix 1. MLS Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor’s markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox. Trailing 7-Day MLS Clearance Rate1 MLS Data Filtered to Opendoor Markets and Buybox Trailing 7-Day MLS Contracts MLS Data Filtered to Opendoor Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 31

Trailing 7-Day MLS New Listings MLS Data Filtered to OD Markets and Buybox Appendix Trailing 7-Day MLS Active Listings MLS Data Filtered to OD Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 32

Appendix 30-Day Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 33